Exhibit 5.1




                          April 8, 1997




Quadrax Corporation
300 High Point Avenue
Portsmouth, Rhode Island  02871

     Re:  Registration Statement on Form S-3
          Quadrax Corporation

Ladies and Gentlemen:

     We refer to the registration for resale by stockholders of up to 8,596,000 shares (the "Shares") of Common Stock (the
"Common Stock") of Quadrax Corporation, a Delaware corporation (the "Company"), pursuant to the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about April 9, 1997 (the "Registration Statement") as subsequently amended from time to time. Of the Shares, 8,025,000, subject to adjustment as discussed below, are issuable upon the conversion of outstanding $3,210,000 principal amount of 8% Convertible Debentures due February 10, 1999 ("8% Convertible Debentures"), 471,000 Shares are issuable upon the exercise of warrants at $.9375 per share, as described in the Registration Statement and 100,000 Shares are presently issued and outstanding.

     The actual number of shares which will be issuable upon the conversion of 8% Convertible Debentures will vary from time to time, since the conversion formula is based on the market price for the Company's Common Stock on the date of such conversion. The "floor" conversion price of $0.40 per share of the Company's Common Stock provided for by the 8% Convertible Debentures was used to compute the number of shares set forth in this opinion.

     We have examined copies of said Registration Statement on Form S-3 under the Securities Act of 1933, as amended. We have conferred with officers of the Company and have examined the originals, or photostatic, certified or conformed copies, of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary, as a basis for the opinions set forth herein. In connection with such examinations, we have assumed the authenticity of all documents submitted to us as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.
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     On the basis of the foregoing, and such other matters of
fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that the 100,000 Shares presently issued and outstanding are, and the 8,025,000 Shares issuable upon conversion of the 8% Convertible Debentures and the 471,000 Shares issuable upon the exercise of and payment for the warrants in accordance with their respective terms, when issued, will be duly authorized, fully paid and non-assessable.

     We did not prepare or participate in the preparation of the Registration Statement, which was prepared by the Company with the assistance of other counsel. Accordingly, our opinion is strictly limited to the validity of the Shares.

     The undersigned hereby consent to the use of their name in the Registration Statement and in the Prospectus forming a part of the Registration Statement, and to references to this opinion contained therein under the caption of the Prospectus entitled "Legal Matters."

     This opinion is limited to the matters herein, and may not be relied upon by any other person or for any other purpose other than in connection with the corporate authority for the issuance of Common Stock.

                                   Very truly yours,

                                   EPSTEIN BECKER & GREEN, P.C.



                                   By:/s/Joseph A. Smith
                                        Joseph A. Smith